               R.R. Hawkins & Associates International, a Professional Service Corporation

                                                   DOMESTIC & INTERNATIONAL BUSINESS CONSULTING

A superior method to building big business…”

July 30, 2010

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

We have read the statements included in the Form 8-K dated April 8, 2010, of Smarbee, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our dismissal and our audits for December 31, 2008 and any subsequent interim period through the date of dismissal.

Very truly yours,

R.R. Hawkins & Associates International, PSC

Corporate Headquarters

5777 W. Century Blvd.  , Suite No. 1500

Los Angeles, CA 90045

T: 310.553.5707  F: 310.553.5337

www.rrhawkins.com